FOR IMMEDIATE RELEASE

ELIZABETH ARDEN, INC. ANNOUNCES FIRST QUARTER
RESULTS FOR FISCAL 2007
~ Net Sales Increase 12% ~
~ Board Expands Stock Repurchase Program ~

          New York, New York (November 3, 2006) -- Elizabeth Arden, Inc. (NASDAQ: RDEN), a global prestige beauty products company, today announced financial results for the fiscal 2007 first quarter ended September 30, 2006.

FIRST QUARTER RESULTS

          Net sales increased 12.1% to $254.8 million for the three months ended September 30, 2006, from $227.4 million in the comparable period of the prior year. Sales growth was driven by the addition of new brands, including the with Love...Hilary Duff and Danielle by Danielle Steel fragrances, as well as sales of fragrance brands resulting from the June 2006 Riviera Concepts acquisition. Also contributing to the sales growth were sales of PREVAGE™ anti-aging treatment, which launched in December 2005, increased shipments of fragrances to North American mass retailers as a result of the August 2006 Sovereign Sales acquisition, and greater sales from China and Taiwan. Excluding the favorable impact of foreign currency translation, net sales increased 11.4%.

          The net loss for the three months ended September 30, 2006 was $0.4 million, or $0.02 per diluted share, excluding restructuring charges of $0.9 million after taxes primarily related to the Company's European operations, compared to net income of $0.9 million, or $0.03 per diluted share, in the same period last year. On a reported basis, the net loss was $1.3 million, or $0.05 per diluted share. As previously announced and anticipated, the earnings results for the first quarter of fiscal 2007 were impacted by transition expenses related to the recent acquisitions.

          E. Scott Beattie, Chairman and Chief Executive Officer of Elizabeth Arden, Inc., commented, "Our first quarter results were encouraging, with all business units operating at or better than plan. In addition, the integration of our recent acquisitions is on track. We just exited the Riviera manufacturing facility and are scheduled to exit from the Sovereign facility and its related functions in the beginning of 2007."

          Mr. Beattie continued, "As we enter the important holiday season, we expect the recent acquisitions and product introductions, as well as the significant promotional support behind these launches and our existing brands, to drive second quarter sales growth. We have shifted a portion of the promotional spend from the first fiscal quarter to the second fiscal quarter to better leverage holiday traffic. At the same time, we are going through the first holiday season with a number of new brands due to the acquisitions, while continuing the integration of the acquired businesses into our Company. As a result, despite the stronger than planned sales and earnings performance of the first quarter, we are maintaining our first half sales and earnings targets."

STOCK REPURCHASE PLAN

          On November 2, 2006, the Company's Board of Directors authorized the repurchase of an additional $40.0 million of the Company's common stock under the terms of the Company's existing $40.0 million stock repurchase program and extended the term from March 31, 2007 to November 30, 2008. Under the program, the Company may, from time to time, purchase shares of its common stock in the open market or in privately negotiated transactions based on such factors as the Company deems appropriate, including any limitations under its debt agreements. As of October 31, 2006, the Company had repurchased under the program a total of 1,851,103 shares, or $33.7 million, of its common stock at an average price of $18.19 per share.

OUTLOOK

          The Company confirms its fiscal 2007 annual net sales and earnings guidance. The Company currently anticipates net sales will increase by approximately 15% to 18% to $1.10 billion to $1.13 billion, assuming no impact from foreign currency translation. Earnings per diluted share for fiscal 2007 are expected to be in the range of $1.10 to $1.20. The Company is also confirming its fiscal 2007 guidance for cash flow from operations of $100 million.

          For the first six months of fiscal 2007 ending December 31, 2006, the Company is also confirming its net sales and earnings guidance and expects net sales to range between $660 million to $675 million and earnings per diluted share to range between $0.75 and $0.85.

          The Company's guidance is based on a number of factors, including the success of its new fragrance launches, consumer confidence, the expected contribution of the recent acquisitions and the ability to integrate the acquisitions as planned. The Company also notes that its earnings estimates exclude restructuring charges.

CONFERENCE CALL INFORMATION

          The Company will host a conference call today at 10:00 a.m. Eastern Time. All interested parties can listen to a live web cast of the Company's conference call by logging on to the Company's web site at http://www.elizabetharden.com/Corporate/calendar_of_events.asp. An online archive of the broadcast will be available within one hour of the completion of the call and will be accessible on the Company's web site at www.elizabetharden.com until December 3, 2006.

Elizabeth Arden is a global prestige beauty products company. The Company's portfolio of brands includes the Elizabeth Arden fragrance brands: Red Door, Red Door Velvet, Elizabeth Arden 5th Avenue, Elizabeth Arden after five, Elizabeth Arden green tea, and Elizabeth Arden Provocative Woman; the Elizabeth Taylor fragrance brands: White Diamonds and Elizabeth Taylor's Passion; the Britney Spears fragrance brands: curious Britney Spears, curious In Control and fantasy Britney Spears; the Hilary Duff fragrance With Love...Hilary Duff; the Danielle Steel fragrance Danielle by Danielle Steel; the men's fragrances: Daytona 500, GANT adventure, HUMMER™ Fragrance for Men and PS Fine Cologne for Men; and the designer fragrance brands of Alfred Sung, Badgley Mischka, Bob Mackie, Cynthia Rowley, Geoffrey Beene, Halston, Lulu Guinness and Nanette Lepore; the Elizabeth Arden skin care lines, including Ceramide, Intervene and PREVAGE™ anti-aging treatment and the Elizabeth Arden color cosmetics line.

Company Contact:	Marcey Becker, Senior Vice President, Finance
(203) 462-5809

Investor/Press Contact:	Allison Malkin/Michael Fox
Integrated Corporate Relations
(203) 682-8200

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Elizabeth Arden, Inc., is hereby providing cautionary statements identifying important factors that could cause our actual results to differ materially from those projected in forward-looking statements (as defined in such act). Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "intends," "plans" and "projection") may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. These statements include, but are not limited to, our guidance regarding net sales, earnings and cash flow from operations. In addition, any such statements are qualified in their entirety by reference to, and are accompanied by, the following key factors that have a direct bearing on our results of operations: our absence of contracts with customers or suppliers and our ability to maintain and develop relationships with customers and suppliers; international and domestic economic and business changes that could impact consumer confidence and operations; the impact of competitive products and pricing; risks of international operations, including foreign currency fluctuations, economic and political consequences of terrorist attacks, political instability in certain regions of the world, and external factors affecting customer purchasing patterns; our ability to successfully launch new products and implement our growth strategy; our ability to successfully and cost-effectively integrate acquired businesses or new brands; our substantial indebtedness, debt service obligations and restrictive covenants in our revolving credit facility and our indenture for our 7 3/4% senior subordinated notes; our customers' financial condition; our ability to access capital for acquisitions; changes in product mix to less profitable products; the retention and availability of key personnel; the assumptions underlying our critical accounting estimates; delays in shipments, inventory shortages and higher costs of production due to interruption of operations at key third party manufacturing or fulfillment facilities that manufacture or provide logistic services for the majority of our supply of certain products; the loss of or disruption in our distribution facilities; changes in the retail, fragrance and cosmetic industries; our ability to protect our intellectual property rights; changes in the legal, regulatory and political environment that impact, or will impact, our business, including changes to customs or trade regulations or accounting standards; and other risks and uncertainties. We caution that the factors described herein could cause actual results to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS DATA
(Unaudited)
(In thousands, except percentages and per share data)

	Quarter Ended

	September 30,	September 30,
	2006	2005

Net Sales	$254,808	$227,378
Cost of Sales	155,583	138,312

Gross Profit	99,225	89,066
Gross Profit Percentage (a)	38.9%	39.2%

Selling, General and Administrative Expenses	87,284	76,392
Depreciation and Amortization	6,347	5,272

Total Operating Expenses	93,631	81,664

Interest Expense, Net	7,360	6,114

(Loss) Income Before Income Taxes	(1,766)	1,288
(Benefit from) Provision for Income Taxes	(453)	393

Net (Loss) Income	$(1,313)	$895

As reported:
Basic (Loss) Income Per Share	$(0.05)	$0.03
Diluted (Loss) Income Per Share	$(0.05)	$0.03

Basic Shares	27,652	28,574
Diluted Shares	27,652	29,948

EBITDA (b)	$11,941	$12,674

Adjusted to eliminate the effect of restructuring charges, net of taxes (c):
Net (Loss) Income	$(421)	$895

Basic (Loss) Income Per Share	$(0.02)	$0.03
Diluted (Loss) Income Per Share	$(0.02)	$0.03

Basic Shares	27,652	28,574
Diluted Shares	27,652	29,948

EBITDA (b)	$13,140	$12,674

(a) Based on the percentage of net sales for the periods.

(b)    EBITDA is defined as net income plus the provision for income taxes (or net loss less the benefit from income taxes), plus interest expense, plus depreciation and amortization. EBITDA should not be considered as an alternative to operating income (loss) or net income (loss) (as determined in accordance with generally accepted accounting principles (GAAP)) as a measure of our operating performance or to net cash provided by operating, investing and financing activities (as determined in accordance with GAAP) or as a measure of our ability to meet cash needs. We believe that EBITDA is a measure commonly reported and widely used by investors and other interested parties as a measure of a company's operating performance and debt servicing ability because it assists in comparing performance on a consistent basis without regard to capital structure, depreciation and amortization or non-operating factors (such as historical cost). Accordingly, as a result of our capital structure, we believe EBITDA is a relevant measure. This information has been disclosed here to permit a more complete comparative analysis of our operating performance relative to other companies and of our debt servicing ability. EBITDA may not, however, be comparable in all instances to other similar types of measures.

The following is a reconciliation of net (loss) income, as determined in accordance with GAAP, to EBITDA: (For a reconciliation of net income to EBITDA for prior periods, see the Company's filings with the Securities and Exchange Commission which can be found on the Company's website at www.elizabetharden.com).

	Quarter Ended

	September 30,	September 30,
	2006	2005

Net (loss) income	$(1,313)	$895
Plus:
(Benefit from) provision for income taxes	(453)	393
Interest expense, net	7,360	6,114
Depreciation and amortization	6,347	5,272

EBITDA	11,941	12,674
Restructuring charges	1,199	--

EBTIDA excluding restructuring charges	$13,140	$12,674

(c)    The following table reconciles the calculation of net (loss) income per share on a basic and fully diluted basis from the amounts reported in accordance with GAAP to such amounts before giving effect to the impact of restructuring charges. This disclosure is being provided because we believe it is meaningful to our investors and other interested parties to understand the Company's operating performance for comparability purposes and on a consistent basis without regard to the impact of restructuring charges. The presentation of the non-GAAP information titled "Net (loss) income per share as adjusted before giving effect to the restructuring charges net of taxes" is not meant to be considered in isolation or as a substitute for net (loss) income or net income (loss) per share prepared in accordance with GAAP.

(In thousands, except per share data)	Quarter Ended

	September 30,	September 30,
	2006	2005

As reported:
Basic
Net (loss) income as reported	$(1,313)	$895

Weighted average shares outstanding as reported	27,652	28,574

Net (loss) income per basic share as reported	$(0.05)	$0.03

Diluted
Net (loss) income as reported	$(1,313)	$895

Weighted average shares and potential dilutive shares as reported	27,652	29,948

Net (loss) income per diluted share as reported	$(0.05)	$0.03

Adjusted to eliminate the effect of restructuring charges, net of taxes

Basic
Net (loss) income as reported	$(1,313)	$895
Restructuring charges, net of taxes	892	--

Net (loss) income as adjusted, before the effect of the restructuring charges, net of taxes	(421)	895

Weighted average shares outstanding as reported	27,652	28,574

Net (loss) income per share as adjusted, before the effect of the restructuring charges, net of taxes	$(0.02)	$0.03

Diluted
Net (loss) income as reported	$(1,313)	$895
Restructuring charges, net of taxes	892	--

Net (loss) income as adjusted, before the effect of the restructuring charges, net of taxes	$(421)	$895

Weighted average shares and potential dilutive shares as reported	27,652	29,948

Net (loss) income per diluted share as adjusted before the effect of the restructuring charges, net of taxes	$(0.02)	$0.03

ELIZABETH ARDEN, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET DATA
(Unaudited)
(In thousands)

	September 30, 2006	June 30, 2006	September 30, 2005

Cash	$39,540	$28,466	$26,245
Accounts Receivable, Net	260,756	181,080	219,117
Inventories	385,681	269,270	300,941
Property and Equipment, Net	35,418	34,681	31,342
Exclusive Brand Licenses, Trademarks and Intangibles, Net	221,445	201,534	186,987
Total Assets	989,933	759,903	815,965
Short-Term Debt	224,800	40,000	123,300
Current Portion of Long-Term Debt	1,125	563	--
Current Liabilities	469,929	234,978	310,290
Long-Term Liabilities	247,281	247,078	240,479
Total Debt	450,810	265,951	357,102
Shareholders' Equity	272,723	277,847	265,196
Working Capital	255,619	280,942	278,611